UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 1, 2015

Premier, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36092	35-2477140
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13034 Ballantyne Corporate Place

Charlotte, NC 28277

(Address of Principal Executive Offices) (Zip Code)

(704) 357-0022

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On October 1, 2015, Premier, Inc. announced that its consolidated subsidiary, Premier Healthcare Solutions, Inc. (“PHSI”), acquired all of the limited liability company membership interests of InFlowHealth LLC (“InFlow”) for $6.0 million in cash, subject to upward or downward adjustment based on InFlow’s actual (i) indebtedness, (ii) transaction expenses and (iii) net working capital at closing. The acquisition provides selling members an earn-out opportunity of up to $26.9 million based on InFlow’s future annual revenues through 2019. The selling members also received restricted stock units of Premier, Inc. with an aggregate equity grant value of $2.1 million and a three-year vesting period. The acquisition closed on October 1, 2015 and was funded with available cash on hand.

InFlow is a SaaS-based software developer that specializes in improving the operational, financial and strategic performance of physician practices. Inflow’s software allows physicians to identify opportunities for improvement and guide practice budgeting and strategic investments by aggregating financial and operational data from physicians in medical groups across the United States. The software is designed to provide actionable insights into among other things, practice capacity, patient volumes, productivity and staffing ratios, revenue cycle performance, patient demographics, referral patterns, and overall compensation. Inflow will become part of Premier’s performance services segment.

The filing of this Current Report on Form 8-K shall not be deemed an admission by Premier, Inc. that the transaction described herein is material.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier, Inc.

By:	/s/ Susan D. DeVore
	Name:	Susan D. DeVore
	Title:	Chief Executive Officer and President

Date: October 1, 2015